AMENDMENT TO SECOND AMENDED AND RESTATED
SUB-ADVISORY AGREEMENT
WEDGE CAPITAL MANAGEMENT, LLP
      This Amendment, effective May 1, 2013 by and between the American Fidelity Dual Strategy Fund, Inc., a Maryland corporation
(the "Fund"), American Fidelity Assurance Company, an insurance company organized under the laws of the State of Oklahoma
(the "Advisor"), and Wedge Capital Management, LLP (the "Sub-Advisor"), hereby amends that Second Amended and Restated Sub-Advisory Agreement by and among the parties dated February 20, 2012 (the "Sub-Advisory Agreement").
RECITALS
      WHEREAS, the parties hereto are parties to the Sub-Advisory Agreement, pursuant to which the Sub-Advisor acts as an investment advisor to the Fund; and
      WHEREAS, the parties desire to amend the Sub-Advisory Agreement as set forth herein.
AMENDMENT
1. The Sub-Advisory Agreement is amended as follows:
Section III.C of Exhibit A of the Sub-Advisory Agreement, which states that the Fund will not invest in the securities of tobacco-producing companies is hereby deleted, thereby removing this restriction.
      2. The Sub-Advisory Agreement in all other respects shall remain effective, and to the extent the Sub-Advisory Agreement and this Amendment are in conflict, the terms of this Amendment shall control.
      3. This Amendment may be executed in one or more separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

FUND:	AMERICAN FIDELITY DUAL STRATEGY FUND, INC.

	By:	/S/ David R. Carpenter______________
	David R. Carpenter, President


ADVISOR:	AMERICAN FIDELITY ASSURANCE COMPANY

	By:	/S/ Robert D. Brearton______________
	Robert D. Brearton, Executive Vice-President


SUB-ADVISOR:  	WEDGE CAPITAL MANAGEMENT, LLP

	By:	/S/ John G. Norman___________________
	John G. Norman, General Partner